Exhibit 1.2

For Immediate Release

May 3, 2005

Murry’s Expands Menu to Serve New Markets with Ross Systems

iRenaissance ERP Enables Frozen Food Manufacturer to Capitalize on Evolving Market Opportunities by Streamlining Core Business Processes to Support Growth and Decrease IT Spending

FOR IMMEDIATE RELEASE

ATLANTA — May 3, 2005 — Offering industry-proven solutions focused on the unique needs of manufacturers, Ross Systems, Inc. (“Ross”), a global provider of enterprise software solutions and a software unit of CDC Corporation (NASDAQ: CHINA), today announced that Murry’s, Inc., a leading manufacturer of specialty frozen foods, has expanded its reach into new markets and leveraged consumer trends by further optimizing its production processes with Ross Systems. Ross’ iRenaissance enterprise resource planning (“ERP”) solution has enabled Murry’s to expand its product line, contributing to a substantial increase in national sales while reducing IT spending. As a manufacturer to leading retailers, Murry’s needed a flexible solution to compete effectively and adapt to the changing business environment. Since implementing iRenaissance, Murry’s has experienced significant growth, leading to an increase in production of its products. “The recipe management functionality in iRenaissance allows us to quickly adapt our recipes to fit the changing eating habits of America’s ‘people-on-the-go’ lifestyle,” said Louis Ford, Director IT Services at Murry’s. “In turn, we’ve been able to extend our product line, including our popular French Toast Stick products, which account for a major portion of our national sales.” Murry’s also turned to iRenaissance to safeguard its brand and commitment to delivering quality and value to its customers. With the ability to effectively track and trace products from raw material delivery, throughout the manufacturing process and on to the store shelves, iRenaissance exacts stringent control over the entire manufacturing process. Murry’s can quickly and efficiently conduct recalls with iRenaissance’s bi-directional lot-tracing capabilities in less than four hours should the need arise.

“Ross’ iRenaissance suite is focused to meet the specific needs of food and beverage manufacturers who share a common set of business challenges,” said Scot McLeod, vice president of marketing for Ross. “Our proven expertise in the food industries allows companies like Murry’s to quickly adapt to current market trends and meet consumer demands while staying in lock-step with food safety requirements.”

About Murry’s Inc.

A third-generation, family-owned business, Murry’s Inc. has grown into one of the food industry’s most successful manufacturers of specialty frozen foods since its beginnings in 1948. Murry’s offers more than 150 frozen food products, including its famous Quarter Pound Hamburger and the company’s top-selling Original French Toast Sticks.

About Ross Systems

Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit http://www.rossinc.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.
For more information about CDC Corporation, please visit the website http://www.cdccorporation.net.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, quarterly fluctuation of software product license revenue, weakening of customer demand for enterprise systems, maintenance of a minimal backlog, and uncertainty of demand for new product offerings. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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